UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.             Regulation FD Disclosure.

AmerisourceBergen Corporation (the “Registrant”) will hold its annual Investor Day Meeting in New York City on December 12, 2013 at 12:45 p.m. Eastern Standard Time.

In a news release, issued on December 12, 2013, the Registrant announced that it will reiterate its previous fiscal year 2014 earnings guidance at its Investor Day Meeting.  The Registrant continues to expect adjusted diluted earnings per share from continuing operations for fiscal year 2014 to be in a range of $3.60 to $3.73, a 12 percent to 16 percent increase over the $3.21 in fiscal 2013.  Key assumptions supporting that range are:  revenue growth in the range of 28 percent to 31 percent; operating income growth in the 12 percent to 16 percent range; operating margin decline in the high teens basis points range due to the on-boarding of significant new lower margin business; free cash flow in the range of $500 to $700 million, with capital expenditures in the $300 million range; and approximately $500 million in share repurchases, with the majority occurring in the second half of fiscal 2014, subject to market conditions.

Adjusted earnings per share from continuing operations exclude: LIFO charges and credits; warrant expense; acquisition-related expenses and intangibles amortization; special one-time employee severance, litigation, and other expenses; and gains from antitrust litigation settlements. In addition, the Registrant will calculate its adjusted earnings per share for each period using a diluted weighted average share count which will exclude the accounting dilution resulting from the impact of the unexercised equity warrants. In the fiscal year 2014 guidance above, the Registrant has adjusted fiscal year 2013 diluted earnings per share from continuing operations to be on the same basis as fiscal year 2014.

The news release issued on December 12, 2013 is furnished as Exhibit 99.1 to this report and the slides that the Registrant will present at the Investor Day Meeting are furnished as Exhibit 99.2 to this report. Exhibits 99.1 and 99.2 are incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

99.1        News Release, dated December 12, 2013.

99.2        Slides for Investor Day Meeting held on December 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: December 12, 2013	By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Senior Vice President
and Chief Financial Officer